Exhibit 15-1
               Letter on Unaudited Interim Financial Information


December 20, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We are aware that Apollo Group, Inc. has incorporated by reference our report dated December 20, 1995 (issued pursuant to the provisions of Statement on Auditing Standards No. 71) in the Prospectus constituting part of its Registration Statement on Form S-3 to be filed on or about December 21, 1995 and in its Registration Statements on Form S-8 (Registration No. 33-87844, Registration No. 33-88982, Registration No. 33-88984 and Registration No. 33-63429). We are also aware of our responsibilities under the Securities Act of 1933.

Yours very truly,

/s/ PRICE WATERHOUSE LLP